COHEN & COHEN
                                 445 Park Avenue
                               New York, NY 10022

June 2, 1999


Board of Directors
EuroWeb International Corp.
445 Park Avenue
New York, NY 10022

                           Re: Registration Statement on Form S-3

Gentlemen:

        Reference is made to the registration statement (the "Registration Statement"), which EuroWeb International Corp. (the "Company") is filing on this date with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 4,352,570 shares of the Common Stock of the Company and 1,935,680 warrants to purchase shares of common stock.

        Pursuant to your request, we have examined those of the Company's records deemed relevant by us for the purpose of furnishing you with our opinion concerning the legality and validity of issuance of the shares of Common Stock of the Company covered by the Registration Statement.

        Based upon the foregoing, we are of the opinion that:

        1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

        2. All of the shares of Common Stock proposed to be registered by the Registration Statement on behalf of the Selling Stockholders are validly issued, fully paid and non-assessable by the Company with no personal liability attaching to the ownership thereof.

        We herewith give our consent to the use of this opinion as an exhibit to the herein referred to Registration Statement and to the use of our name therein.

Very truly yours,

COHEN & COHEN




Frank R. Cohen





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